Exhibit 5.1
[Quarles & Brady LLP Letterhead]

March 27, 2008
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, AZ 85040
Re: Apollo Group, Inc. Amended and Restated 2000 Stock Incentive Plan
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of Apollo Group, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 5,000,000 additional shares of Class A Common Stock, no par value, of the Company (the “Shares”) pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of the Registration Statement and Item 601(b)(5) of Regulation S-K under the Act.
     We have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption of the Plan amendment to increase the number of authorized shares available under the Plan to cover the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion.
     In rendering the opinion set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (vii) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and in accordance with the Plan and the provisions of duly authorized award agreements under the Plan; (viii) the certificates representing the Shares, when such Shares are issued from time to

Apollo Group, Inc.
March 27, 2008

time, will be duly executed and delivered; and (ix) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended to date, and resolutions of the Company’s Board of Directors and Class B Shareholders specifically authorizing the adoption of the Plan amendment to increase the number of authorized shares available under the Plan to cover the Shares remain in effect and unmodified.
     Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that the Shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In the giving of our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Quarles & Brady LLP
QUARLES & BRADY LLP